UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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NEUBASE THERAPEUTICS, INC.

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NEUBASE THERAPEUTICS, INC.
700 Technology Drive
Pittsburgh, PA 15219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 12, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NeuBase Therapeutics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, August 12, 2020, at 10:00 a.m., Eastern Time, exclusively online via live audio-only webcast, for the following purposes:

(1)	To elect one Class III director, nominated by our Board of Directors, to serve until our 2023 Annual Meeting of Stockholders and until his successor is duly elected and qualified;
(2)	To ratify the selection of Marcum LLP (“Marcum”) as our independent registered public accounting firm for the fiscal year ending September 30, 2020;
(3)	To conduct an advisory (non-binding) vote on executive compensation;
(4)	To conduct an advisory (non-binding) vote on the frequency of holding future advisory votes on executive compensation; and
(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The record date for the Annual Meeting is June 25, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. On or about July 2, 2020, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at www.proxydocs.com/NBSE.

Due to the COVID-19 pandemic for the safety of all of employees and stockholders and taking into account recent federal, state and local guidance that has been issued, our Annual Meeting will be a virtual meeting of stockholders, which will be conducted solely by remote communication via a live webcast. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions for consideration at the online meeting. To be admitted to the Annual Meeting’s live webcast, you must register at www.proxydocs.com/NBSE by 5:00 p.m. Eastern Time on August 10, 2020 (the “Registration Deadline”), as described in the Notice. As part of the registration process, you must enter the Control Number shown on the Notice that is sent to you, the proxy card if you request physical delivery of proxy materials or the voting instruction form you receive from your brokerage firm, bank or other financial institution if you are not a stockholder of record. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be e-mailed to you.

By Order of the Board of Directors,

Dietrich Stephan, Ph.D.
President, Chief Executive Officer and Director

July 1, 2020
Pittsburgh, Pennsylvania

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE YOUR PROXY VIA THE INTERNET AT WWW.PROXYPUSH.COM/NBSE OR OVER THE TELEPHONE AT 1-866-206-4393 OR REQUEST A PRINTED COPY OF THE PROXY MATERIALS AND USE THE ENCLOSED PROXY CARD. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE AT the virtual annual meeting by following the registration instructions outlined above IF YOU ATTEND THE MEETING VIRTUALLY.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Form 10-K are available at www.proxydocs.com/NBSE. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

i

NEUBASE THERAPEUTICS, INC.
700 Technology Drive
Pittsburgh, PA 15219

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NeuBase Therapeutics, Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, August 12, 2020, at 10:00 a.m., Eastern Time, exclusively online via live audio-only webcast and any adjournment(s) or postponement(s) thereof. This Proxy Statement, the form of proxy and our Annual Report on Form 10-K for the year ended September 30, 2019 (the “2019 Annual Report”) are being distributed or made available via the Internet on or about July 1, 2020 to the stockholders of record of the Company’s common stock, par value $0.0001 per share (the “common stock”), as of June 25, 2020 (the “Record Date”).

Solicitation and Voting Procedures

Pursuant to Securities and Exchange Commission (“SEC”) rules regarding the electronic distribution of proxy materials, we have elected to provide access to our proxy materials on the Internet, instead of mailing the full set of printed proxy materials, which allows us to reduce costs associated with the Annual Meeting. On or about July 2, 2020, we intend to send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and the 2019 Annual Report and how to submit a proxy. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Company will bear all costs of the solicitation of proxies. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to “Beneficial Holders” (defined below).

As of the Record Date, there were 23,120,196 shares of common stock issued and outstanding. Only holders of record of common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on all matters.

Holders of record who hold shares of common stock directly on the Record Date must return a proxy by one of the methods described on the proxy card or attend the Annual Meeting virtually online in order to vote on the proposals. Investors who hold shares of common stock indirectly on the Record Date (“Beneficial Holders”) through a brokerage firm, bank or other financial institution (a “Financial Institution”) must return a voting instruction form to have their shares voted in accordance with their instructions. Financial Institutions have discretion to vote absent instructions with respect to certain routine matters, such as Proposal No. 2, the ratification of the independent registered public accounting firm, but not with respect to matters that are considered non-routine, such as Proposal Nos. 1, 3 and 4, the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of holding future advisory votes on executive compensation, respectively. A “broker non-vote” occurs when a Financial Institution has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for these non-routine matters.

The presence, by virtual attendance or by proxy, of a majority of the outstanding shares of common stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the stockholders holding a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

Under Delaware law (under which NeuBase is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal No. 1—Election of Directors; Proposal No. 2—Ratification of Auditors; Proposal No. 3—Advisory Vote on Executive Compensation and Proposal No. 4—Advisory Vote on Frequency of Executive Compensation Advisory Votes.

Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposal No. 1—Election of Directors, Proposal No. 3—Advisory Vote on Executive Compensation and Proposal No. 4—Advisory Vote on Frequency of Executive Compensation Advisory Votes. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other such holder how to vote your shares in the election of directors, the advisory vote related to the approval of our named executive officer compensation program or the advisory vote related to the frequency of the advisory vote related to the approval of our named executive officer compensation program, no votes will be cast on your behalf on these proposals. Proposal No. 2, the proposal to ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020, should be considered a discretionary matter. Therefore, your broker, bank or other such holder will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

A description of the required vote for each proposal is included within each proposal below.

We urge any stockholder not planning to attend the Annual Meeting virtually to vote their proxy in advance, whether via the Internet (www.proxypush.com/NBSE) or by telephone (1-866-206-4393) or by mailing an executed proxy card to us. The deadline to vote by telephone is 11:59 P.M. Eastern Time on Tuesday, August 11, 2020. Unless you promptly register to attend the Annual Meeting virtually, the deadline to vote by Internet is 11:59 P.M. Eastern Time on Tuesday, August 11, 2020.

To be admitted to the Annual Meeting and vote your shares during the Annual Meeting, you must register to attend the Annual Meeting at www.proxydocs.com/NBSE by 5:00 p.m. Eastern Time on August 10, 2020 (the “Registration Deadline”), and provide the Control Number shown on your Notice that is sent to you, the proxy card if you request physical delivery of proxy materials or the voting instruction form you receive from your brokerage firm, bank or other financial institution if you are not a stockholder of record. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be e-mailed to you.

Beneficial Holders who wish to attend the Annual Meeting virtually and vote online during the Annual Meeting must contact their Financial Institution in order to obtain a “legal proxy.” If you are a Beneficial Holder and wish to attend the Annual Meeting, follow the instructions from your Financial Institution included with these proxy materials, or contact that organization to request a form of legal proxy. Without a legal proxy, Beneficial Holders cannot vote online during the Annual Meeting.

Any holder of record may revoke a proxy submitted in advance of the Annual Meeting by: (i) delivering a written revocation to the Company’s Secretary before the Annual Meeting, (ii) delivering an executed, later-dated proxy or (iii) virtually attending the Annual Meeting and voting online during the Annual Meeting. Beneficial Holders who wish to change or revoke their voting instructions should contact their Financial Institution for information on how to do so.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the nominee listed in Proposal No. 1, FOR each of Proposal No. 2 and No. 3 and EVERY YEAR on Proposal No. 4.

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the annual meeting, in light of the novel coronavirus disease, COVID-19, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. Stockholders will have the same rights and opportunities to participate as they would have at an in-person meeting.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTOR

Overview

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that the Board is to be divided into three classes as nearly equal in number as possible, with directors in each class serving staggered three-year terms. The total Board size is currently fixed at five directors. The Class III director (whose term expires at the Annual Meeting) is Franklyn G. Prendergast, M.D., Ph.D. The Class I directors (whose terms expire at the 2021 annual meeting of stockholders) are Dov A. Goldstein, M.D. and Eric I. Richman, M.B.A. The Class II directors (whose terms expire at the 2022 annual meeting of stockholders) are Diego Miralles, M.D. and Dietrich Stephan, Ph.D. The Class III director elected at the Annual Meeting will hold office until the 2023 annual meeting of stockholders, and until his successor is elected and qualified, unless he resigns or his seat becomes vacant due to death, removal or other cause in accordance with the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”).

As described below, the Board has nominated Franklyn G. Prendergast, M.D., Ph.D. for re-election as a Class III director. The nominee has indicated his willingness to serve if elected. Should the nominee become unavailable for election at the Annual Meeting, the person named on the enclosed proxy as proxy holder may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the nominating committee of the Board, reviews and recommends potential candidates for election to the Board. In reviewing potential candidates, the Nominating and Corporate Governance Committee considers the qualifications described below under the caption “Board of Directors and Committees and Corporate Governance—Director Nominations and Stockholder Communications.” After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. The Nominating and Corporate Governance Committee recommended the nominee for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for consideration for election at the Annual Meeting.

Information Regarding Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Franklyn G. Prendergast, M.D., Ph.D. to be re-elected as a Class III director at the Annual Meeting. The following table contains information about the nominee and about each of the Company’s continuing directors: the year each was first elected a director, their respective ages as of the date of this Proxy Statement, the positions currently held with the Company, the year their current term will expire and their current class:

Name	Year Initially Elected	Age	Position(s)	Expiration of Term	Class
Dov A. Goldstein, M.D.(2)(4)	2019	52	Director	2021	I
Diego Miralles, M.D.(3)(4)	2019	57	Director	2022	II
Franklyn G. Prendergast, M.D., Ph.D.(2)(4)	2019	75	Director	2020	III
Eric I. Richman(2)(3)	2019	59	Director	2021	I
Dietrich Stephan, Ph.D.	2019	50	President, Chief Executive Officer and Director	2022	II

(1)	Ages as of July 1, 2020.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Compensation Committee.

Class III Director Nominated for Election

The following person has been nominated by our Board to be elected as a Class III director at the Annual Meeting:

Franklyn G. Prendergast, M.D., Ph.D., 75, has served as a member of our Board since July 2019. Dr. Prendergast retired from the Mayo Clinic in 2014 and is currently the Emeritus Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Emeritus Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School. At the Mayo Clinic, he served in several capacities, most significantly, as the Director for Research 1989 – 1992, inclusive, Member of the Mayo Clinic Board of Governors and Executive Committee 1991 – 2007, and Member of the Mayo Clinic Board of Trustees from 1991-2009, inclusive. From 1994 to 2006, he served as a director of Mayo Clinic Cancer Center. He also previously held several other teaching positions at the Mayo Medical School from 1975 through 2014. Dr. Prendergast has served for the National Institute of Health on numerous study section review groups; as a charter member of the Board of Advisors for the Division of Research Grants, now the Center for Scientific Review; the National Advisory General Medical Sciences Council; and the Board of Scientific Advisors of the National Cancer Institute. He held a Presidential Commission for service on the National Cancer Advisory Board. Dr. Prendergast also has served in numerous other advisory roles for the National Institute of Health and the National Research Council of the National Academy of Sciences. He is a member of the board of directors of Cancer Genetics, Inc. (Nasdaq: CGIX) and its audit, compensation and nominating committees, a member of the board of directors of Lantern Pharma, Inc. (Nasdaq: LTRN) and its audit and nominating committees, and a member of the board of directors of the Infectious Disease Research Institute (IDRI). He previously served on the board of directors of Eli Lilly & Co. from 1995 to 2017 and was a member of Eli Lilly’s science and technology committee and public policy and compliance committee, and he previously served on the board of directors of Medibio Limited (ASX: MEB) (OTCQB: MDBIF). Dr. Prendergast obtained his medical degree with honors from the University of West Indies and attended Oxford University as a Rhodes Scholar, earning an M.A. degree in physiology. He obtained his Ph.D. in Biochemistry at the University of Minnesota. We believe that Dr. Prendergast’s extensive experience and expertise as a medical clinician, researcher and academician, particularly in the areas of oncology and personalized medicine, developed through his roles with Mayo Clinic, including serving as director of the Mayo Clinic Cancer Center and the Mayo Clinic Center for Individualized Medicine, qualify him to serve as a member on our Board.

Class I Directors Continuing in Office until 2021

The following directors will continue in office until the 2021 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Dov A. Goldstein, M.D., 52, has served as a member of our Board since July 2019. Dr. Goldstein is currently the Chief Executive Officer and a director of RIGImmune, Inc., as well as a private investor. Dr. Goldstein previously was the Chief Financial Officer at Schrödinger, LLC from the fourth quarter of 2017 to the second quarter of 2018. Dr. Goldstein served as a Managing Partner at Aisling Capital, a private investment firm, from 2014 to October 2017, Partner from 2008 to 2014 and a principal at Aisling Capital from 2006 to 2008. Dr. Goldstein served as the Chief Financial Officer of Loxo Oncology, Inc. between July 2014 and January 2015, and was its acting Chief Financial Officer from January 2015 to May 2015. From 2000 to 2005, Dr. Goldstein served as Chief Financial Officer of Vicuron Pharmaceuticals, Inc., which was acquired by Pfizer, Inc. in September 2005. Prior to joining Vicuron, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures. Dr. Goldstein also completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. He previously served as a director of ADMA Biologics, Inc. (Nasdaq: ADMA), Loxo Oncology, Inc. (Nasdaq: LOXO), Esperion Therapeutics, Inc. (Nasdaq: ESPR), and Cempra, Inc. (which was acquired by Melinta Therapeutics, Inc.). Dr. Goldstein received a B.S. from Stanford University, an M.B.A. from Columbia Business School and an M.D. from Yale School of Medicine. We believe that Dr. Goldstein’s medical training and his experience in the biopharmaceutical industry as a venture capital investor, as an executive of Vicuron and a member of the boards of directors of other biopharmaceutical companies, as well as his experience in financial matters and his service on compensation committees, qualify him to serve as a member of our Board.

Eric I. Richman, 59, has served as a member of our Board since July 2019. Mr. Richman was previously a Venture Partner at Brace Pharma Capital, a life science venture capital firm, from January 2016 to September 2018 and is involved with several private and public biotechnology companies. He also served as Chief Executive Officer of Tyrogenex Inc., a biopharmaceutical company, from 2016 to 2018. Mr. Richman served as the President and Chief Executive Officer of PharmAthene, Inc. (“PharmAthene”), subsequently acquired by Altimmune, Inc., between October 2010 and March 2015. He also served on PharmAthene’s board of directors, when the company was listed on the NYSE, from 2010 to 2017. Prior to joining PharmAthene, Mr. Richman held various commercial and strategic positions of increasing responsibility over a 12-year period at MedImmune, Inc. from its inception and was Director, International Commercialization at that company. Mr. Richman served as a director of Lev Pharmaceuticals, Inc. (acquired by Viropharma) and as Chairman of its Commercialization Committee and served as a director of American Bank Incorporated (acquired by Congressional Bancshares). Mr. Richman currently serves as a director of Zyversa Pharmaceuticals, Inc., NovelStem International Corp. (OTCMKTS: NSTM), co-founder and director of InFuse Holdings and LabConnect, Inc. where he serves as the Chairman of the Board, and previously served as a director of ADMA Biologics, Inc. (Nasdaq: ADMA) (as well as a member of such board’s audit, compensation and governance and nominating committees). Mr. Richman received a B.S. in Biomedical Science from the Sophie Davis School of Biomedical Education (CUNY Medical School) and a M.B.A. from the American Graduate School of International Management. We believe that Mr. Richman’s experience in the biotechnology industry, including his successful efforts in gaining FDA drug approvals, as well as his experience as an executive officer of PharmAthene and his service on numerous public and private company boards of directors and on the committees of such boards, provide him with the qualifications and skills to serve as a member of our Board.

Class II Directors Continuing in Office until 2022

The following directors will continue in office until the 2022 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Diego Miralles, M.D., 57, has served as a member of our Board since July 2019. Dr. Miralles is currently the Chief Executive Officer of Vividion Therapeutics, Inc., a biotechnology company with a platform to discover and develop small molecule therapeutics, and has served in that role since August 2017. Prior to briefly serving as President of Adaptive Therapeutics, Inc. during 2016 and 2017, Dr. Miralles had an extensive career at Johnson & Johnson, culminating in his position as the Global Head of Innovation, and was involved in the development and approval of PREZISTA® and INTELENCE®. He was the head of the Janssen Research and Early Development unit in La Jolla, CA. While at Johnson & Johnson, he founded and launched the JLABS incubator in 2012 for start-up life science entrepreneurs, and was instrumental in developing and launching Johnson & Johnson’s Innovation center model in 2013. He was a member of the management committee at Janssen, one of the largest pharmaceutical companies in the world. He was also a member of the management board of Tibotec BVBA, a leading virology company and a Johnson & Johnson company. Prior to Johnson & Johnson, Dr. Miralles held R&D positions at Trimeris, Inc. and Triangle Pharmaceuticals, Inc., and he was an Assistant Professor at Duke University Medical Center, where he was a bench scientist and an Infectious Disease physician, with a focus on HIV. Dr. Miralles is currently an Adjunct Professor in the Department of Pharmacology at the University of California San Diego. He received his M.D. degree from the Universidad de Buenos Aires, Argentina, completed his internal medicine residency at the Mayo Clinic and was a fellow in Infectious Diseases at Cornell University-New York Hospital. We believe that Dr. Miralles’s extensive experience in the biotechnology industry, and in particular his current service as a chief executive officer and his prior service in executive management roles at Johnson & Johnson, provide him with the qualifications and skills to serve as a member of our Board.

Dietrich Stephan, Ph.D., 50, has been our President, Chief Executive Officer and a member of our Board since July 2019. Dr. Stephan was also the founder and Chief Executive Officer of Legacy NeuBase. Before founding Legacy NeuBase, Dr. Stephan was founder and Chief Executive Officer of LifeX Holdings, a healthcare startup incubator, and a tenured full professor of Human Genetics at the University of Pittsburgh. He served as Chair of the Department of Human Genetics at the University of Pittsburgh from 2013 to 2018, and earlier, as the founding Director of the Neurogenomics Division at the Translational Genomics Research Institute (TGen) and Deputy Director of Discovery Research at TGen. Dr. Stephan is Chairman of Peptilogics, a privately held peptide therapeutics company; a director of Sharp Edge Labs, a privately held small-molecule genetic disease therapeutics company; a director of FarmaceuticalRx, a privately held pharmaceutical company developing cannabinoid-based therapies; and partner in Cyto Ventures, an early stage investment fund. In the last five years, Dr. Stephan has held director roles at Pendulum Therapeutics (formerly Whole Biome), a privately held company developing microbiome therapies; CereDx, a privately held home-base stroke detection diagnostics company; Elastogenesis, a privately held pharmaceutical company developing therapies for dermal extracellular matrix regeneration; Western Oncolytics, a privately held pharmaceutical company developing oncolytic viruses; iGenomX, a privately held company developing genome sequencing reagents; Ariel Precision Medicine, a privately held diagnostics company focused on pancreatic disease; and ParaBase, a privately held company focused on developing neonatal genetic diagnostic tests. Dr. Stephan received his B.S. in Biology from Carnegie Mellon University and his Ph.D. in Human Genetics from the University of Pittsburgh. He also completed a fellowship at the National Human Genome Research Institute. We believe that Dr. Stephan’s role as CEO of our Company, experience as the founder of Legacy NeuBase and in the biopharmaceutical industry qualify him to serve as a member of our Board.

Vote Required and Majority Vote Standard

Members of the Board are elected by a plurality vote, which means that the one nominee receiving the most affirmative votes will be elected to the Board as a Class III director.

Any shares that are not voted, for any reason, including abstentions and broker non-votes, will not be counted as votes cast and will not affect the outcome of the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominee named above.

Dr. Prendergast has an interest in this Proposal No. 1—Election of Class III Director, as he is currently a member of the Board.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEE IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Marcum LLP (“Marcum”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2020, and has further directed that we submit the selection of Marcum for ratification by our stockholders at the Annual Meeting. Although ratification is not required by our Bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Marcum. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. A representative of Marcum will be present at the Annual Meeting to make a statement and respond to appropriate questions. The Company does not expect a representative of CohnReznick LLP, the Company’s former independent registered public accounting firm (“CohnReznick”), or MaloneBailey LLP, the Company’s other former independent registered public accounting firm (“MaloneBailey”), to be present at the Annual Meeting.

On October 2, 2019, the Audit Committee of the Board dismissed MaloneBailey as the Company’s independent registered public accounting firm effective as of that date. The Company then engaged CohnReznick to serve as the Company’s independent registered public accounting firm, and the Audit Committee of the Board later dismissed CohnReznick from such position effective as of February 12, 2020. The Company filed Current Reports on Form 8-K on October 3, 2019 and February 13, 2020, respectively, and a Current Report on Form 8-K/A on February 18, 2020, reporting these changes. MaloneBailey was not engaged to audit the Company’s financial statements for the fiscal year ended September 30, 2019.

MaloneBailey’s audit report on the Company’s consolidated financial statements for the Company’s fiscal year ended September 30, 2018 and CohnReznick’s audit report on the Company’s consolidated financial statements for the Company’s fiscal year ended September 30, 2019 did not contain any adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except with respect to explanatory paragraphs indicating that there was substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended September 30, 2019 and September 30, 2018, and the subsequent interim period from October 1, 2019 through October 2, 2019, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and MaloneBailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to MaloneBailey’s satisfaction, would have caused MaloneBailey to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended September 30, 2019 and September 30, 2018, and the subsequent interim period from October 1, 2019 through October 2, 2019, neither the Company nor anyone acting on behalf of the Company, consulted with CohnReznick regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that CohnReznick concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K. During the interim period from October 2, 2019 through February 13, 2020, the Company believes that there were no “disagreements” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and CohnReznick, and that there was one reportable event with respect to a material weakness in internal control over financial reporting identified by the Company. During this same period, as expressed in CohnReznick’s letter furnished to us and addressed to the SEC that was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed on February 18, 2020, CohnReznick disagreed with the Company’s understanding that there were no such disagreements between the Company and CohnReznick, stating that they disagreed with certain personnel of the Company responsible for the presentation of its financial statements over the materiality of errors in the Company’s December 31, 2018 interim financial statements and whether a restatement of such interim financial statements was necessary. There have not been any other transactions or events similar to that which CohnReznick referred to in its letter during the fiscal year ended September 30, 2019 or subsequent thereto.

During the Company’s fiscal years ended September 30, 2019 and September 30, 2018, and the subsequent interim period from October 1, 2019 through February 19, 2020, neither the Company nor anyone acting on behalf of the Company, consulted with Marcum regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by MaloneBailey and CohnReznick, our former independent registered public accounting firms, for professional services rendered for the fiscal years ended September 30, 2019 and 2018, respectively. Marcum, our current independent registered public accounting firm, did not bill any fees to us during the fiscal year ended September 30, 2019 or 2018, but an estimate of fees to be incurred by us in relation to an audit of our 2019 annual financial statements is presented below.

	2019	2018
Audit Fees (1):	$501,326	$89,000
Audit-Related Fees (2):	—	—
Tax Fees (3):	—	—
All Other Fees (4):	—	—
Total All Fees:	$501,326	$89,000

(1)	Audit Fees for fiscal 2019 consist of fees for professional services performed by CohnReznick for the audit of our 2019 annual financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, an estimate of fees for professional services performed and to be performed by Marcum for the audit of our 2019 annual financial statements, fees for professional services performed by MaloneBailey for review of financial statements included in our Quarterly Reports on Form 10-Q filed in fiscal 2019, and reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2018 consist of fees for professional services performed by MaloneBailey for the audit of our 2018 annual financial statements that are included in our Annual Report on Form 10-K for the year ended September 30, 2018, fees for the review of financial statements included in our Quarterly Reports on Form 10-Q filed in fiscal 2018, and reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for other audit-related professional services.
(3)	Consists of fees for tax compliance and consulting
(4)	No other fees were earned or paid for the fiscal years ended September 30, 2019 or September 30, 2018.

Pre-Approval Policies and Procedures

All audit and non-audit services previously provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by Marcum between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by MaloneBailey and CohnReznick for professional services rendered for the fiscal years ended September 30, 2019 and 2018.

Required Vote

Although our stockholders are not required to ratify the selection of Marcum as our independent registered public accounting firm, because we have submitted the ratification of our registered public accounting firm for approval by stockholders, the affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Marcum as our independent registered public accounting firm for the fiscal year ending September 30, 2020.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2020.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our short and long-term plans.

We are requesting that our stockholders vote to approve the compensation of our Named Executive Officers (defined below) as described within the section of this Proxy Statement entitled “Executive Compensation” pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.

This advisory vote is generally referred to as a “say-on-pay vote” and is being provided pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the results of the advisory vote held at our 2014 annual meeting of stockholders on the frequency of future say-on-pay votes, we are currently conducting say-on-pay votes every three years.

The Board is asking stockholders to cast an advisory (non-binding) vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion within the section of the Company’s Proxy Statement entitled “Executive Compensation,” is hereby APPROVED.”

Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.

Our executive officers have an interest in Proposal No. 3—Advisory Vote on Executive Compensation, as compensation for some of our executive officers is subject to this vote.

Required Vote

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and voting at the Annual Meeting will be required to approve the advisory vote on executive compensation, as set forth in this Proxy Statement. This stockholder vote on named executive officer compensation is merely advisory and will not be binding upon us, our Board or our Compensation Committee. The outcome of the vote will not require us, our Board or our Compensation Committee to take any action or overrule any decision by the Company, our Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION TABLES AND NARRATIVE DISCUSSION WITHIN THE SECTION OF THIS PROXY STATEMENT ENTITLED “EXECUTIVE COMPENSATION.”

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In this Proposal No. 4, the Board is asking stockholders to cast an advisory (non-binding) vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

Recommendation of Board

After careful consideration of the reasons described below, the Board believes that conducting an advisory vote on executive compensation EVERY YEAR, or an annual vote, is appropriate for the Company and our stockholders at this time.

As described within the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support value creation and an annual vote will allow stockholders to judge our executive compensation program in relation to performance. We consider base salary increases, bonuses and equity awards on an annual basis to encourage our Named Executive Officers to focus on our performance that specific year. Company goals are expected to be set near the beginning of each calendar year and are expected to be evaluated near the beginning of the following year, at the same time new goals are being set. Accordingly, we recommend an annual vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our recent performance. In addition, an annual vote will provide stockholders with the ability to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

An annual vote will provide us with an opportunity to respond to stockholders’ sentiments and to implement changes before the next annual meeting. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain.

Our executive officers have an interest in Proposal No. 4—Advisory Vote on Frequency of Executive Compensation Advisory Votes, as compensation for some of our executive officers is subject to the advisory vote on the compensation of our named executive officers.

Required Vote

The voting frequency option that receives the highest number of votes cast by stockholders will be the frequency of future advisory resolutions to approve named executive officer compensation that has been selected by our stockholders. However, because this vote is advisory and not binding on the Board or on the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold future advisory resolutions to approve named executive officer compensation more or less frequently than the option approved by our stockholders.

THE BOARD RECOMMENDS A VOTE FOR ONE YEAR AS THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

BOARD OF DIRECTORS AND COMMITTEES AND CORPORATE GOVERNANCE

Meetings of the Board

During the fiscal year ended September 30, 2019, the Board met eight times and acted by unanimous written consent three times. Each director attended at least 75% of the meetings of the Board and of the meetings of the committees of the Board on which they served during the periods that they served with the exception of Dr. Prendergast. Although we expect directors to attend each annual meeting of stockholders, we have no formal policy requiring attendance by directors at annual stockholder meetings.

Committees of the Board

There are currently three active committees of the Board: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Below are descriptions of our three active Board committees.

The Audit Committee regularly meets with our financial and accounting management and independent auditors and is responsible for the selection and engagement of the Company’s independent auditors. Additionally, the Audit Committee reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee acts under a written charter, a copy of which is available on our website at https://ir.neubasetherapeutics.com/corporate-governance/governance-documents. In the fiscal year ended September 30, 2019, the Audit Committee met five times and acted by unanimous written consent two times. As of the Record Date, the Audit Committee consisted of Dov Goldstein, M.D., M.B.A. (Chair), Franklyn Prendergast, M.D., Ph.D. and Eric Richman, M.B.A., none of whom was an employee of the Company and each of whom met the applicable independence standards promulgated by the Nasdaq Marketplace and those of the Securities and Exchange Commission (the “SEC”). The Board has also determined that each of Dr. Goldstein and Mr. Richman qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the election of directors, as well as providing guidance and oversight on matters relating to corporate governance. The Nominating and Corporate Governance Committee did not meet or act by written consent during the fiscal year ended September 30, 2019. As of the Record Date, the Nominating and Corporate Governance Committee consisted of Dr. Diego Miralles (Chair) and Eric I. Richman, neither of whom was an employee of the Company and each of whom met the independence requirements of the Nasdaq Marketplace. The Nominating and Corporate Governance Committee acts under a written charter, which is available on our website at https://ir.neubasetherapeutics.com/corporate-governance/governance-documents. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date, we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting in accordance with the nominating procedures set forth in our Bylaws and the charter for our Nominating and Corporate Governance Committee.

The Compensation Committee determines compensation levels for our executive officers, implements incentive programs for officers, directors and consultants and administers our equity compensation plans. In the fiscal year ended September 30, 2019, the Compensation Committee met once and acted by unanimous written consent two times. As of the Record Date, the Compensation Committee consisted of Dr. Franklyn G. Prendergast (Chair), Dr. Dov A. Goldstein and Dr. Diego Miralles, none of whom was an employee of the Company and each of whom met the independence requirements of the Nasdaq Marketplace and those of the SEC. The Compensation Committee acts under a written charter, a copy of which is posted on the Company’s website at https://ir.neubasetherapeutics.com/corporate-governance/governance-documents.

The Company’s independent compensation consultants as well as executive officers and management have played important roles in making recommendations and formulating compensation plans for our employees, including the Named Executive Officers. On July 12, 2019, Ohr Pharmaceutical, Inc., a Delaware corporation (“Ohr”), completed a merger with NeuBase Therapeutics, Inc., a Delaware corporation (“Legacy NeuBase”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization entered into on January 2, 2019 (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) a subsidiary of Ohr merged with and into Legacy NeuBase, with Legacy NeuBase (renamed as “NeuBase Corporation”) continuing as a wholly-owned subsidiary of Ohr and the surviving corporation of the merger and (ii) Ohr was renamed as “NeuBase Therapeutics, Inc.” (the “Merger”).

Upon the closing of the Merger, Dr. Stephan became our Chief Executive Officer, and Mr. Backenroth was reappointed as our Chief Financial Officer. Because we completed the Merger in July 2019, the last quarter of our fiscal year ended September 30, 2019, the Compensation Committee did not engage a compensation consultant in fiscal 2019. In fiscal 2020, the Compensation Committee determined to engage Compensia, as its independent compensation consultant to provide compensation consulting services. Specifically, for fiscal 2020, the Compensation Committee requested Compensia to advise it on a variety of compensation-related issues, including compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies. Compensia did not provide any other services to us in fiscal 2019. After review, the Compensation Committee has determined that there is no conflict of interest resulting from retaining Compensia currently or during the year ended September 30, 2019. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1.

The Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s various compensation plans, including the selection of participants, the determination of award levels and the approval of award documents to our non-officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Named Executive Officers. Compensation recommendations and performance assessments of Named Executive Officers from the Company’s Chief Executive Officer are considered by the Compensation Committee in determining the total compensation packages for Named Executive Officers (excluding the Chief Executive Officer). The Named Executive Officers are not present for any Board or Board committee discussions relating to their compensation.

Director Nominations and Stockholder Communications

Our Nominating and Corporate Governance Committee considers candidates for the Board submitted in writing to the Nominating and Corporate Governance Committee. Candidates may be submitted by our executive officers, current directors, search firms engaged by the Nominating and Corporate Governance Committee, and subject to the conditions described below, by a stockholder. Information with respect to any proposed candidate shall be provided in writing to the Nominating and Corporate Governance Committee, c/o NeuBase Therapeutics, Inc., 700 Technology Drive, Pittsburgh, PA 15219, Attn: Secretary. A nominating stockholder shall provide evidence that he, she or it is a stockholder (including the name and address of the nominating stockholder, information relating to all shares deemed beneficially held by the nominating stockholder and the time period for which such shares have been held), as well as a statement of an intent to hold such shares through the date of the Company’s next annual meeting. The written request shall also provide the name, contact information, biographical information and qualifications of the Board candidate(s) and information relating to all shares deemed beneficially held by such candidate(s), and must also include the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The stockholder shall include such other information with respect to the nominee required under the rules and regulations of the SEC to be included in our proxy statement if such proposed candidate were to be included therein. In addition, the stockholder shall include a statement that the proposed candidate has no direct or indirect business conflict of interest with the Company, consents to be interviewed by the Nominating and Corporate Governance Committee if it so chooses and otherwise meets our standards set forth below.

There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon a number of factors, including integrity, experience, judgment, commitment, skills, diversity, age, gender, race, background, place of residence, areas of expertise, experience serving as a board member or executive officer of other companies, relevant academic expertise and other factors relative to the overall composition of the Board and Board committees. The Nominating and Corporate Governance does not alter its evaluation practices with regards to potential Board candidates recommended by a stockholder.

Any other stockholder communications intended for our management or the Board shall be submitted in writing to the Chair of the Nominating and Corporate Governance Committee (at the Company’s address provided in this Proxy Statement) who shall determine whether to forward the communication, in his or her discretion and considering the identity of the submitting stockholder and the materiality and appropriateness of the communication.

Director Independence

Our common stock is listed on the Nasdaq Capital Market. Under the rules of Nasdaq Stock Market LLC (the “Nasdaq Rules”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the Nasdaq Rules. In addition, Compensation Committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq Rules.

Our Board has determined that Drs. Goldstein, Miralles and Prendergast, and Mr. Richman, meet the definitions of independence under the Nasdaq Marketplace Rules and Section 10A-3 of Exchange Act. Accordingly, all of our directors, other than our Chief Executive Officer, Dr. Stephan, are deemed to be independent.

Code of Ethics

We have adopted a Code of Conduct and Ethics, as amended, that applies to our Chief Executive Officer and to all of our other officers, directors and employees. The Code of Conduct and Ethics is available in the Governance section of the Investors page on our website at https://ir.neubasetherapeutics.com/corporate-governance/governance-documents. We will disclose future amendments to, or waivers from, certain provisions of our Code of Conduct and Ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Board Leadership Structure

Our Board believes that our CEO is best situated to serve as Chairman because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the CEO brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO facilitates information flow between management and the Board, which is essential to effective governance. We have no lead independent director.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, but not limited to, risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration, dependence on key personnel and general economic, market and global health conditions (including the impact of COVID-19). Management is responsible for the day-to-day management of the risks we face, while our Board as a whole and through its committees, is responsible for the oversight of risk management. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Board oversight is conducted primarily through committees of the Board, including the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. However, the full Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility, in part, through reports by each committee chair regarding the committees’ considerations and actions. The Board also has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from the officer responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of Drs. Prendergast, Goldstein or Miralles is an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICERS

As of the date of this proxy, our current executive officer and his age and positions are set forth in the following table.

Name	Age	Position
Dietrich Stephan, Ph.D.	50	President, Chief Executive Officer and Director
Sam Backenroth	36	Chief Financial Officer, Treasurer and Secretary

Dietrich Stephan, Ph.D. For a brief biography of Dr. Stephan, please see the section of this Proxy Statement entitled “Proposal No. 1— Information Regarding Nominees and Incumbent Directors” above.

Sam Backenroth has served as our Chief Financial Officer since July 2019. Mr. Backenroth previously served as Chief Financial Officer and Vice President of Business Development of Ohr from April 2010 to July 2019, has been a Director of DepYmed, since 2014, and a founder of Orphion Therapeutics, since 2018. Mr. Backenroth has previously worked as an investment banker with The Benchmark Company LLC, an investment banking firm specializing in micro-cap biotech transactions. While at Benchmark, he helped fund numerous small biotech companies raise growth equity capital through a variety of structures. Mr. Backenroth also acted as an advisor to public and private biotech companies in assisting with business development activities, joint ventures, licensing, strategic partnerships, and mergers &acquisitions. He graduated with honors from Touro College with a Bachelor’s degree in finance.

There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us during the years ended September 30, 2019 and 2018 to (1) our principal executive officers during the fiscal year ended September 30, 2019 and (2) our only other executive officer who was serving as an executive officer as of September 30, 2019 (collectively our “Named Executive Officers”):

Name and Position	Year	Salary			Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation			All Other Compensation (4)		Total
Dietrich Stephan, Ph.D., Chief Executive Officer	2019 2018	$ $	135,577 —	(5)	$ $	332,500 —	$ $	— 25	$ $	3,347,500 —	$ $	— —		$ $	19,199 —	$ $	3,834,776 25
Sam Backenroth, Chief Financial Officer	2019 2018	$ $	223,539 200,000		$ $	227,000 —	$ $	— —	$ $	2,937,107 152,007	$ $	— —		$ $	18,618 18,146	$ $	3,406,264 370,153
Jason S. Slakter, M.D., Former Chief Executive Officer (6)	2019 2018	$ $	161,539 220,000	(7)	$ $	— —	$ $	— —	$ $	— 169,379	$ $	75,000 —	(8)	$ $	163 195	$ $	236,702 389,574

(1)	No bonuses were awarded for service in the fiscal year ended September 30, 2018. In the fiscal year ended September 30, 2019, Dr. Stephan received a $175,000 bonus upon the completion of the Merger, and Mr. Backenroth received a $95,000 signing bonus following the Merger pursuant his employment offer letter, dated May 22, 2019. On May 15, 2020, the Company awarded cash bonuses to its Named Executive Officers for services rendered during the fiscal year ended September 30, 2019, which were not committed during such fiscal year and were approved by the Compensation Committee of the Board during May 2020.
(2)	The amounts in this column reflect the grant date fair value of restricted stock granted during the fiscal year ended September 30, 2018. The grant date fair value was computed by multiplying the number of shares of restricted stock by the purchase price of each share of restricted stock in accordance with FASB ASC Topic 718.
(3)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. The fair value of stock option grants are estimated on the date of grant using the Black-Scholes option-pricing model. The Company was historically a private company and lacked company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Additionally, due to an insufficient history with respect to stock option activity and post-vesting cancellations, the expected term assumption for employee grants is based on a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards. The mid-point between the weighted-average vesting term and the expiration date is used as the expected term under this method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The weighted average grant date fair value of options granted during the year ended September 30, 2019 was $2.31. Key assumptions used to estimate the fair value of the stock options granted during the year ended September 30, 2019 included an expected common stock price volatility between 75.6% and 78.4%, a risk-free interest rate between 1.8% and 2.5%, an expected term of options between 1.6 and 7 years and an expected dividend yield of zero.
(4)	Consists of other compensation amounts for each named executive officer listed in the table entitled “All Other Compensation” below, including our contributions to such officers’ 401(k), group term life insurance policy premiums, health benefits and paid time off buy back.
(5)	No salaries were paid for Dr. Stephan’s service in the fiscal year ended September 30, 2018.
(6)	Dr. Slakter resigned from Ohr on July 12, 2019 in connection with the Merger.
(7)	Includes payments for service on the Board.
(8)	Includes severance of $75,000 paid to Dr. Slakter upon his resignation at the closing of the merger.

All Other Compensation

Name	Year	401(k) Company	Group Term	Health Benefits	Paid Time Off Buy Back	Total Other Compensation
Dietrich Stephan, Ph.D., Chief	2019	—	$239	18,960	—	$19,199
Executive Officer	2018	—	$—	—	—	$—
Sam Backenroth, Chief Financial	2019	—	$195	$18,423	—	$18,618
Officer	2018	—	$195	$17,951	—	$18,146
Jason S. Slakter, M.D., Former	2019	—	$163	—	—	$163
Chief Executive Officer	2018	—	$195	—	—	$195

Narrative Disclosure to Summary Compensation Table

Base Salary

In general, base salaries for our Named Executive Officers are approved by the compensation committee of our Board (the “Compensation Committee”) and are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and market pay levels. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of the Named Executive Officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

With the exception of a raise in Mr. Backenroth’s base salary in July 2019 made in connection with his employment offer letter, dated May 22, 2019, our Named Executive Officers did not receive base salary increases in either of the fiscal years ended September 30, 2018 or 2019.

Equity Compensation

The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, our compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.

Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our Named Executive Officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options and restricted stock unit awards as the primary incentive vehicles for long-term compensation. We believe that stock options and restricted stock unit awards are effective tools for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options, and may also use and restricted stock unit awards, to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. While we intend that the majority of equity awards to our employees be made pursuant to initial grants or our annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date. Time-based stock option awards granted to Dr. Stephan provided for vesting over a four-year period in equal monthly installments over 48 months. Dr. Stephan’s time-based stock option awards vested immediately and became exercisable upon the consummation of the Merger. Time-based stock option awards to Mr. Backenroth provided for vesting over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Time-based stock option awards granted to Dr. Slakter vest over a three-year period, with one-third of the shares underlying the option vesting on each anniversary of the vesting commencement date. Dr. Slakter’s options fully vested at the closing of the Merger upon the termination of Dr. Slakter’s service with us. From time to time, our Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for our Named Executive Officers.

Outstanding Equity Awards as of September 30, 2019

The following table shows information regarding our outstanding equity awards as of September 30, 2019 for the Named Executive Officers:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non-Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Dietrich Stephan, Ph.D.	3,311,930			$0.001	12/31/2028	(1)		$—		$—
Sam Backenroth		772,923 (2)	—	$5.39	7/12/2029	(1)	—	$—	—	$—
	17,500	—	—	$13.40	10/15/2022	(4)	—	$—	—	$—
Jason S. Slakter, M.D.	19,500	—	—	$13.40	10/15/2022	(4)	—	$—	—	$—

(1)	The options have a term of 10 years from the date of issuance.
(2)	The stock option vests over four years from the date of grant of July 12, 2019, with 25% of the shares subject to the options vesting on the first anniversary of the date of grant and the remainder vesting in 36 monthly tranches thereafter.
(3)	The option vested over a three-year period, with one-third of the shares underlying the option vesting on each of October 16, 2017, October 16, 2018 and October 16, 2019; provided that the last one-third vested in full in connection with the closing of the Merger.
(4)	The options have a term of five years from the date of issuance.

Stock Vested Table

The table below provides information on the vesting of restricted stock held by Dr. Stephan during the fiscal year ended September 30, 2019. None of our other Named Executive Officers vested any stock during the fiscal year ended September 30, 2019.

	Stock Awards(1)
Name and Principal Position	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dietrich Stephan	2,547,639	$25
Chief Executive Officer

(1)	The restricted stock awards were granted to Dr. Stephan under the Restricted Stock Purchase Agreement, dated September 6, 2018, by and between Legacy NeuBase and Dr. Stephan, and as amended by that certain Amendment to Restricted Stock Purchase Agreement, dated December 22, 2018. The value realized on vesting reflects the grant date fair value of restricted stock granted during the fiscal year ended September 30, 2018. The grant date fair value was computed by multiplying the number of shares of restricted stock by the purchase price of each share of restricted stock in accordance with FASB ASC Topic 718.

Payments upon Termination or Change in Control

We have entered into employment agreements with each of our Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Dietrich Stephan, Ph.D.

Historically, Legacy NeuBase had one executive officer, Dietrich Stephan, Ph.D., President and Chief Executive Officer. Upon the formation of Legacy NeuBase and until the date that Legacy NeuBase and Dr. Stephan entered into an employment agreement, in recognition of our low levels of operating cash flow and Dr. Stephan’s status as a stockholder of Legacy NeuBase, he forewent any cash compensation for his service as an executive officer.

Legacy NeuBase entered into an employment agreement as of December 22, 2018 with Dr. Stephan as its Chief Executive Officer, effective as of August 28, 2018 (the “Stephan Employment Agreement”). Beginning on December 22, 2018, Dr. Stephan’s annual base salary was $75,000. If Legacy NeuBase issued and sold shares of its preferred or common stock in one or a series of transactions for aggregate proceeds of at least $4,000,000 (excluding all proceeds realized from the conversion or cancellation of debt in exchange for the issuance of such stock) (“Qualified Financing”), Dr. Stephan’s annual base salary would be increased to $450,000, and Legacy NeuBase would pay Dr. Stephan an additional $2,000 per month for his supplemental life and disability insurance policies. Dr. Stephan’s annual base salary is subject to increase or decrease by Legacy NeuBase’s board of directors or a committee duly appointed by the board.

On or about December 28, 2018, Legacy NeuBase paid Dr. Stephan a bonus of $25,000. Upon the consummation of a Qualified Financing, Dr. Stephan would be eligible for a bonus of $150,000 (the “Bonus”), which may be modified from time to time in the discretion of Legacy NeuBase’s board of directors, and would additionally be eligible for an annual bonus of $150,000 (“Annual Bonus”) based on the attainment of individual and Legacy NeuBase performance objectives as may be set by Legacy NeuBase’s board of directors.

Under the Stephan Employment Agreement, on December 31, 2018, Dr. Stephan was also granted a stock option to purchase 3,250,000 shares of Legacy NeuBase common stock with an exercise price of $0.001 per share. Beginning on August 28, 2018, this stock option began to vest on an equal monthly basis over a 48-month period, subject to Dr. Stephan’s continued employment with Legacy NeuBase. Upon completion of the Merger, however, this stock option vested in full, and Dr. Stephan was entitled to exercise his option to purchase 3,311,930 of the combined company’s stock at an exercise price adjusted for the exchange ratio pursuant to the Merger Agreement.

Dr. Stephan’s employment with Legacy NeuBase was at-will, meaning either Legacy NeuBase or Dr. Stephan could terminate the employment relationship at any time, with or without cause. If Legacy NeuBase terminated Dr. Stephan’s employment without “cause” and not on account of his “disability” or Dr. Stephan resigns his employment for “good reason” (as such terms are defined in the Stephan Employment Agreement), then, so long as Dr. Stephan complies with certain obligations, including execution and delivery of a general release within a specified period of time, Legacy NeuBase would pay Dr. Stephan: (1) his base salary as of the termination date for 12 months following the termination date; and (2) subject to the discretion of Legacy NeuBase’s board of directors, a pro-rata Bonus or Annual Bonus for the year in which the termination occurs, calculated based on the product of the Dr. Stephan’s target Bonus or Annual Bonus times a fraction, the numerator of which is the number of days during the year of termination in which Dr. Stephan was employed and the denominator of which is 365. In addition, 100% of the unvested shares subject to his stock option vest.

Dr. Stephan was also a party to a confidential information, invention assignment and arbitration agreement with Legacy NeuBase, pursuant to which Dr. Stephan has made confidentiality, assignment of intellectual property, nonsolicitation and noncompetition covenants in favor of Legacy NeuBase. Any severance payments that become payable under his employment agreement are conditioned on his compliance with these covenants.

On July 11, 2019, we entered into an Offer of Employment with Dr. Stephan (the “Offer of Employment”) that became effective upon the consummation of the Merger on July 12, 2019 and replaced the Stephan Employment Agreement. Pursuant to the Offer of Employment, Dr. Stephan will serve as the Company’s President and Chief Executive Officer, his initial annualized salary will be $450,000 and he will be eligible to receive a discretionary annual performance bonus of up to 35% of his base salary. In addition, consistent with the obligations of Legacy NeuBase under the Stephan Employment Agreement, we paid Dr. Stephan the Bonus on July 19, 2019 pursuant to the completion of the Merger consummated on July 12, 2019.

On May 15, 2020, the Company awarded a cash bonus to Dr. Stephan in the amount of $157,500 for services rendered during the fiscal year ended September 30, 2019, which was not committed during such fiscal year and was approved by the Compensation Committee of the Board during May 2020. We paid Dr. Stephan such cash bonus on May 15, 2020.

Dr. Stephan’s employment with us is at-will, meaning either us or Dr. Stephan could terminate the employment relationship at any time, with or without cause. Pursuant to the Offer of Employment, if Dr. Stephan is terminated by us without cause, we will be obligated to pay to Dr. Stephan (i) severance at a rate equal to 100% of his base salary for a period of 12 months from the date of such termination and (ii) subject to the discretion of our Board, a prorated discretionary bonus for the year in which such termination occurs.

In addition, pursuant to the Offer of Employment, Dr. Stephan’s confidential information, invention assignment and arbitration agreement with Legacy NeuBase shall continue to apply and was assumed by us.

Sam Backenroth

On January 6, 2015, Ohr amended its employment agreement with Sam Backenroth, Chief Financial Officer and Vice President, Business Development, to extend the term to February 28, 2016, and to provide for automatic one year extensions thereafter absent notice of termination. The employment agreement provided for an annual base salary of $200,000 for Mr. Backenroth.

Mr. Backenroth was entitled to (1) severance pay and benefits if his employment is terminated, whether at the end of the term of his employment agreement or termination without cause, equal to 50% of his base salary at the time of termination, or (2) alternatively, in the event of a change in control of Ohr, upon (i) his termination without cause, (ii) expiration of the term of his employment agreement, or (iii) as a result of a constructive termination (that is, his resignation because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of Ohr’s business plan, or Ohr has breached his employment agreement) which occurs: (x) concurrently with the change in control, or (y) within 12 months of the change in control, he was entitled to receive (A) severance pay in an amount equal to $400,000, (B) the value of any accrued but unused vacation time, (C) the amount of all accrued but previously unpaid base salary through the date of termination, and (D) all of his then current employment benefits for the longer of twelve (12) months or the full un-expired term of his employment agreement. Mr. Backenroth had the right, for a period of 30 to 90 days following termination of his employment to exercise his Ohr options to the extent such options are otherwise vested and exercisable as of the date of termination. In connection with the Merger, Mr. Backenroth remained our Chief Financial Officer.

On May 22, 2019, Mr. Backenroth entered into a new employment offer letter to serve as our Chief Financial Officer effective upon the consummation of the Merger. Under the terms of the offer letter, which superseded Mr. Backenroth’s prior employment agreement with us, Mr. Backenroth will receive a base salary of $320,000 per annum, a signing bonus of $95,000, and a stock option to purchase 772,923 shares of our common stock, allocated from our incentive option pool at an exercise price of $5.39 per share (the “Backenroth Option”), as well as his eligibility to participate in a board-approved benefits and bonus plan. We paid Mr. Backenroth the signing bonus on July 26, 2019.

On May 15, 2020, the Company awarded a cash bonus to Mr. Backenroth in the amount of $132,000 for services rendered during the fiscal year ended September 30, 2019, which was not committed during such fiscal year and was approved by the Compensation Committee of the Board during May 2020. We paid Mr. Backenroth such bonus on May 15, 2020.

Mr. Backenroth’s employment with us is at-will, meaning either us or Mr. Backenroth could terminate the employment relationship at any time, with or without cause. If Mr. Backenroth is terminated by us without cause, we will be obligated to pay Mr. Backenroth (1) severance pay at a rate equal to one hundred percent (100%) of his base salary for a period of twelve (12) months from the date of termination, (2) subject to the discretion of our Board, a prorated discretionary annual bonus for the year in which the termination occurs. In the event of such termination, 100% of the total number of shares underlying the Backenroth Option shall vest.

Jason S. Slakter, M.D.

On August 5, 2015, the Board authorized the restructuring of certain management positions, all of which became effective as of August 7, 2015. Jason S. Slakter, M.D. was appointed Chief Executive Officer of Ohr. During his most recent term as Ohr’s chief executive officer, Dr. Slakter was paid an annual base salary of $200,000 and was eligible for equity grants under stockholder approved equity compensation plans.

In connection with the Merger, on January 2, 2019, Ohr entered into a Retention Bonus Agreement with Dr. Jason Slakter, Ohr’s former Chief Executive Officer (the “Retention Bonus Agreement”). Under the Retention Bonus Agreement, Dr. Slakter was eligible for a retention bonus payment of $75,000 upon the earliest to occur of the following: (i) the closing of the Merger provided that Dr. Slakter remained in continuous service with us as CEO through and including the closing date of the Merger, or (ii) Dr. Slakter is involuntarily separated from service without Cause (as such term is defined in the Retention Bonus Agreement) by us prior to the closing date of the Merger. In the event Dr. Slakter voluntarily separated from service with us for any reason prior to the closing of the Merger, Dr. Slakter would not receive any retention bonus payment and we would have no further obligation to Dr. Slakter under the Retention Bonus Agreement. The $75,000 bonus was paid to Dr. Slakter in July 2019.

Dr. Slakter resigned from Ohr on July 12, 2019 in connection with the Merger.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows public companies a tax deduction for federal income tax purposes of compensation in excess of $1 million paid to their chief executive officer, the chief financial officer and three other most highly-compensated executive officers in any taxable year. In making compensation decisions, the Compensation Committee considered the potential effects of Section 162(m) on the compensation paid our executive officers who are subject to the deduction limit (the “covered executives”). The exemption from Section 162(m)’s deduction limit for performance-based compensation was generally repealed for taxable years beginning after December 31, 2017, such that compensation paid to our covered officers in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

To maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to the covered executives must be deductible for federal income tax purposes. Accordingly, the Compensation Committee may, in its judgment, approve compensation for our executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is in the best interests of the Company and our stockholders.

The Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.

DIRECTOR COMPENSATION

Prior to the Merger, Ohr compensated its non-employee directors for their service on the Board. Non-employee members of the Board received a combination of cash compensation, in the form of annual retainers, and equity incentive compensation, in the form of stock option awards, for their service on the Board.

Upon the completion of the Merger, we adopted a new non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive cash and equity compensation. Each non-employee director is entitled to receive an annual cash retainer of $25,000, paid quarterly. In addition, each non-employee director was granted a non-statutory stock option to purchase 227,330 shares of our common stock with an exercise price of $5.39 per share following the Merger. These options vest in equal monthly installments over a three-year period commencing on the effective date of the Merger. We expect to pay an annual retainer to our directors for committee membership in addition to the cash retainer for director service.

Non-Employee Director Compensation for 2019

Below is a summary of the non-employee director compensation paid in the fiscal year ended September 30, 2019:

Name	Cash Compensation(1)	Option Grants(2)	Stock Awards(3)	Total
June Almenoff (4)	$10,000	$—	$—	$10,000
Orin Hirschman (5)	$10,000	$—	$—	$10,000
Thomas Riedhammer (6)	$10,000	$—	$—	$10,000
Hon. Michael Ferguson (7)	$10,000	$—	$—	$10,000
Dov A. Goldstein, M.D. (8)	$6,250	$841,121	$—	$847,371
Diego Miralles, M.D. (9)	$6,250	$841,121	$—	$847,371
Franklyn G. Prendergast, M.D., Ph.D. (10)	$6,250	$841,121	$—	$847,371
Eric I. Richman (11)	$6,250	$841,121	$—	$847,371

(1)	Represents the value of the annual retainers payable to our non-employee directors. Dr. Goldstein, Dr. Miralles, Dr. Prendergast, and Mr. Richman each were entitled to receive $6,250 for Board services in the year ended September 30, 2019, which were paid in October 2019.
(2)	Represents the grant date fair value of the stock options granted in the fiscal year ended September 30, 2019, computed in accordance with FASB ASC Topic 718. As of September 30, 2019, each of our current non-employee directors held stock options to purchase the following number of shares of our common stock: Dr. Goldstein, options to purchase 227,330 shares; Dr. Miralles, options to purchase 227,330 shares; Dr. Prendergast, options to purchase 227,330 shares; and Mr. Richman, options to purchase 227,330 shares.
(3)	No stock awards were granted to the directors in the fiscal year ended September 30, 2019.
(4)	Ms. Almenoff resigned from our Board on July 12, 2019 in connection with the completion of the Merger.
(5)	Mr. Hirschman resigned from our Board on July 12, 2019 in connection with the completion of the Merger.
(6)	Mr. Riedhammer resigned from our Board on July 12, 2019 in connection with the completion of the Merger.
(7)	The Hon. Michael Ferguson resigned from our Board on July 12, 2019 in connection with the completion of the Merger.
(8)	Dr. Goldstein was appointed our Board on July 12, 2019 in connection with the completion of the Merger.
(9)	Dr. Miralles was appointed our Board on July 12, 2019 in connection with the completion of the Merger.
(10)	Dr. Prendergast was appointed our Board on July 12, 2019 in connection with the completion of the Merger.
(11)	Mr. Richman was appointed our Board on July 12, 2019 in connection with the completion of the Merger.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The Audit Committee reviewed with its independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has discussed with its independent registered public accounting firm, the firm’s independence from management and the Company, has received from its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee met with the Company’s independent registered public accounting firm to discuss the overall scope of its services, the results of its audit and reviews, and the overall quality of the Company’s financial reporting. The Company’s independent registered public accounting firm also periodically updates the Audit Committee about new accounting developments and their potential impact on the Company’s reporting. The Audit Committee’s meetings with the Company’s independent registered public accounting firm were held with and without management present. The Audit Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2019. The Audit Committee and the Company’s Board of Directors also have recommended, subject to stockholder approval, the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020.

This report of the Audit Committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

Submitted by the Audit Committee of the Board of Directors
Dov Goldstein, M.D., M.B.A. (Chair)
Franklyn Prendergast, M.D., Ph.D.
Eric Richman, M.B.A.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Described below are any transactions occurring since October 1, 2018 and any currently proposed transactions to which we were a party and in which:

☐	the amounts involved exceeded or will exceed $120,000; and

☐	a director, executive officer, holder of more than 5% of the outstanding capital stock of the Company, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Our Board has adopted a written related policy with respect to related person transactions. This policy governs the review, approval or ratification of covered related person transactions. The Audit Committee of the Board (the “Audit Committee”) manages this policy.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (or any of our subsidiaries) were, are or will be a participant, and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related person” is defined as:

☐	any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors;

☐	any person who is known to be the beneficial owner of more than five percent of any class of our voting securities;

☐	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; or

☐	any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy generally provides that we may enter into a related person transaction only if:

☐	the Audit Committee pre-approves such transaction in accordance with the guidelines set forth in the policy;

☐	the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the Audit Committee (or the chairperson of the Audit Committee) approves or ratifies such transaction in accordance with the guideline set forth in the policy;

☐	the transaction is approved by the disinterested members of our Board; or

☐	the transaction involves compensation approved by our Compensation Committee.

In the event a related person transaction is not pre-approved by the Audit Committee and our management determines to recommend such related person transaction to the Audit Committee, such transaction must be reviewed by the Audit Committee. After review, the Audit Committee will approve or disapprove such transaction. When our Chief Financial Officer in consultation with our Chief Executive Officer, determines that it is not practicable or desirable for us to wait until the next Audit Committee meeting, the chairperson of the Audit Committee possesses delegated authority to act on behalf of the Audit Committee. The Audit Committee (or the chairperson of the Audit Committee) may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee (or the chairperson of the Audit Committee) determines in good faith.

Our Audit Committee has determined that certain types of related person transactions are deemed to be pre-approved by our Audit Committee. Our related person transaction policy provides that the following transactions, even if the amount exceeds $120,000 in the aggregate, are considered to be pre-approved by the our Audit Committee:

☐	any employment of certain named executive officers that would be publicly disclosed;

☐	director compensation that would be publicly disclosed;

☐	transactions with other companies where the related person’s only relationship is as a director or owner of less than ten percent of said company (other than a general partnership), if the aggregate amount involved does not exceed the greater of $200,000 or five percent of that company’s consolidated gross revenues;

☐	transactions where all stockholders receive proportional benefits;

☐	transactions involving competitive bids;

☐	transactions with a related person involving the rendering of services at rates or charges fixed inconformity with law or governmental authority; and

☐	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

In addition, our Audit Committee will review the policy at least annually and recommend amendments to the policy to our Board from time to time.

The policy provides that all related person transactions will be disclosed to our Audit Committee, and all material related person transactions will be disclosed to our Board. Additionally, all related person transactions requiring public disclosure will be disclosed, as applicable, on our various public filings.

Our Audit Committee will review all relevant information available to it about the related person transaction. The policy provides that the Audit Committee may approve or ratify the related person transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that our Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Transactions with Related Persons

DARC Contract

During the Mako trial, Ohr’s CRO running its Phase III trial had contracted with Jason S. Slakter, M.D., P.C., d/b/a Digital Angiography Reading Center (“DARC”), a well-known digital reading center, which is owned by Dr. Slakter, Ohr’s former CEO, pursuant to Ohr’s related party transactions policy, with the review and approval of the Audit Committee, to provide digital reading and imaging services in connection with the Phase III MAKO study. Ohr indirectly paid DARC $899,001 in the fiscal year ended September 30, 2018, for services rendered to Ohr. No payments were made to DARC in the fiscal year ended September 30, 2019.

Dr. Slakter Retention Bonus Agreement

In connection with the Merger, on January 2, 2019, Ohr entered into the Retention Bonus Agreement with Dr. Jason Slakter, our former CEO. Under the Retention Bonus Agreement, Dr. Slakter was eligible for a retention bonus payment of $75,000 upon the earliest to occur of the following: (i) Dr. Slakter’s continued service with us as CEO through and including the closing date of the Merger, or (ii) Dr. Slakter is involuntarily separated from service without Cause (as such term is defined in the Retention Bonus Agreement) by us prior to the closing date of the Merger. In the event Dr. Slakter voluntarily separated from service with us for any reason prior to the closing of the Merger, Dr. Slakter would not receive any retention bonus payment and we would have no further obligation to Dr. Slakter under the Retention Bonus Agreement.

Pursuant to the Retention Bonus Agreement, upon the closing the Merger, Dr. Slakter was entitled to receive a retention bonus payment of $75,000 for his continued service to us since January 2, 2019. The bonus was paid in July 2019.

Ohr Support Agreements

In order to induce Legacy NeuBase to enter into the Merger Agreement, certain Ohr securityholders that beneficially owned or controlled 8.9% as of June 3, 2019, including Dr. Slakter, our former CEO, and Mr. Sam Backenroth, our CFO, entered into support agreements pursuant to which, among other things, they agreed to vote all their shares of Ohr capital stock: in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger and the issuance of Ohr common stock and a reverse stock split of our common stock in connection with, or related to, the consummation of the Merger; against any action or agreement that, to the knowledge of such securityholders, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Ohr or any of its subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Ohr’s or any of its subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; and against any “acquisition proposal,” or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. Such securityholders also agreed not to take any actions inconsistent with the foregoing obligations, except in the event that the Board withdrew or modified its recommendation of the Merger.

The following transactions were entered into by Legacy NeuBase prior to the completion of the Merger.

Dr. Stephan Indemnification Agreement

In August 2018, Legacy NeuBase entered into an indemnification agreement with Dr. Stephan, which provides for the advancement of expenses under certain conditions and required Legacy NeuBase to indemnify Dr. Stephan in connection with his role as an executive officer and director of Legacy NeuBase to the fullest extent permitted by the DGCL.

Dr. Stephan Restricted Stock Purchase Agreement; Option Grant

On September 6, 2018, Dr. Stephan entered into a Restricted Stock Purchase Agreement with Legacy NeuBase, pursuant to which Dr. Stephan purchased 2,500,000 shares of Legacy NeuBase’s common stock at a purchase price of $0.00001 per share for a total purchase price of $25.00, which were converted into 2,547,639 shares of our common stock in the Merger. As of the date of issuance of the shares to Dr. Stephan, 25% were fully vested and the remaining 75% are scheduled to vest on an equal monthly basis over 36 months. The shares vested in full upon the closing of the Merger.

Dr. Stephan was also granted an employee stock option to acquire 3,250,000 shares of Legacy NeuBase common stock, where the shares underlying the option would vest in equal monthly installments over 48 months starting on August 28, 2018 and where 100% of the unvested shares underlying the option would immediately vest and become exercisable upon the consummation of a Change of Control (as defined in the 2018 Plan). Upon the completion of the Merger, the shares underlying the option accelerated and were exchanged for an employee stock option to acquire 3,311,930 shares of our common stock at an exercise price of $0.001 per share.

Agreement with LifeX Labs LLC

From inception through the period ended September 30, 2018, Legacy NeuBase utilized the services of LifeX Labs LLC. These services included accounting consultation and office space rental. This agreement was terminated on January 8, 2019. Dr. Stephan, our CEO, was on the board and acting as CEO of LifeX Labs LLC until December 28, 2018, when he resigned from all positions within LifeX Labs LLC. During the period ended September 30, 2019 and the period ended September 30, 2018, LifeX Labs LLC was paid $10,628 and $1,575, respectively, by Legacy NeuBase.

Dr. Stephan Support Agreement

In order to induce Ohr to enter into the Merger Agreement, certain Legacy NeuBase securityholders, including Dr. Stephan, entered into support agreements pursuant to which, among other things, they agreed to vote all of their shares of Legacy NeuBase capital stock: in favor of the adoption of the Merger Agreement and, if required, the entry of Legacy NeuBase into financing agreements for gross proceeds of $0.9 million; against any action or agreement that, to the knowledge of such securityholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Legacy NeuBase or any of its subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Legacy NeuBase’s or any of its subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; and against any “acquisition proposal,” or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger and all other transactions contemplated by the Merger Agreement. Such securityholders also agreed not to take any actions inconsistent with the foregoing obligations.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with our directors and executive officers under which we agreed to indemnify those individuals, under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, penalties, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and the Charter and Bylaws. We believe that these indemnification agreements are necessary to attract and retain qualified directors, officers and other key employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of common stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officers as a group and (c) each holder of more than 5% of the Company’s outstanding common stock.

This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than 5% of the Company’s common stock as of the Record Date. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of our common stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class (%)(1)
Dietrich Stephan, Ph.D. (2)	5,872,094	22.2%
Greenlight Capital, Inc. (3)	1,903,227	8.2%
Carnegie Mellon University (4)	939,412	4.1%
Shivaji Thadke (5)	1,019,055	4.4%
Shawn Milemore Titcomb and Jennifer Bove Titcomb Joint Living Trust (6)	861,394	3.7%

Directors and Named Executive Officers (7)
Sam Backenroth, Chief Financial Officer (8)	240,964	1.0%
Jason S. Slakter, M.D., Former Chief Executive Officer (9)	137,683	*
Dov A. Goldstein, M.D., Director (10)	92,091	*
Diego Miralles, M.D., Director (11)	82,091	*
Franklyn G. Prendergast, M.D., Ph.D., Director (12)	82,091	*
Eric I. Richman, Director (13)	118,171	*
All current executive officers and directors as a group (six persons) (14)	6,487,502	24.0%

*	Less than one percent.
(1)	Percentage ownership is calculated based on a total of 23,120,196 shares of our common stock issued and outstanding as of the Record Date.
(2)	Represents (i) 3,311,930 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Record Date, (ii) 2,547,639 shares of our common stock held directly by Lipizzaner LLC, of which Dr. Stephan is the sole member and (iii) 12,525 shares of common stock held directly by Dietrich Stephan, Ph.D.

(3)	Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 415,437 shares of our common stock held by Greenlight Capital Qualified, L.P., 76,497 shares of our common stock held by Greenlight Capital, L.P., and 635,162 shares of our common stock held by Greenlight Capital Offshore Partners. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital Investors, LP, and Greenlight Capital Offshore Master, Ltd., and as such has voting and dispositive power over 339,142 shares of our common stock held by Greenlight Capital Investors, LP and 368,889 shares of our common stock held by Greenlight Capital Offshore Master, Ltd. DME Advisors, LP (“DME Advisors”) is the investment manager for Solasglas Investments, LP, and as such has voting and dispositive power over 68,100 shares of our common stock held by Solasglas Investments, LP. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Management and DME Advisors, and as such has voting and dispositive power over 776,131 shares of our common stock. David Einhorn is the principal of Greenlight Inc., DME Management and DME GP, and as such has voting and dispositive power over 1,903,227 shares of our common stock held by these affiliates of Greenlight, Inc. Mr. Einhorn disclaims beneficial ownership of these shares of our common stock, except to the extent of any pecuniary interest therein. The address of Greenlight Capital, Inc. is 140 East 45th Street, 24th Floor, New York, NY 10017.
(4)	Represents 939,412 shares of our common stock held by Carnegie Mellon University. The address for Carnegie Mellon University is 5000 Forbes Avenue, Pittsburgh, PA 15213.
(5)	Represents 1,019,055 shares of our common stock held by Shivaji Thadke. The address for Shivaji Thadke is 700 Technology Drive, Third Floor, Pittsburgh, PA 15219.
(6)	Represents 861,394 shares of our common stock held by the Shawn Milemore Titcomb and Jennifer Bove Titcomb Joint Living Trust. The address for Shawn Milemore Titcomb and Jennifer Bove Titcomb Joint Living Trust is 900 N. Federal Hwy., Suite 400, Boca Raton, Florida 33432.
(7)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 700 Technology Drive, Third Floor, Pittsburgh, PA 15219.
(8)	Represents (i) 2,501 shares of common stock issuable pursuant to warrants exercisable within 60 days after the Record Date, (ii) 226,833 shares of common stock issuable pursuant to option exercisable within 60 days after the Record Date and (iii) 11,630 shares of our common stock held directly by Sam Backenroth.
(9)	Represents (i) 5,001 shares of common stock issuable pursuant to warrants exercisable within 60 days after the Record Date, (ii) 19,500 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Record Date and (iii) 113,182 shares of our common stock held directly by Jason S. Slakter, M.D. Dr. Slakter was appointed President and Chief Executive Officer of Ohr in September 2015. Dr. Slakter resigned from Ohr on July 12, 2019 in connection with the completion of the Merger.
(10)	Represents (i) 82,091 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Record Date held directly by Dov A. Goldstein, M.D. and (ii) 10,000 shares of our common stock held directly by Dov A. Goldstein, M.D.
(11)	Represents 82,091 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Record Date held directly by Diego Miralles, M.D.
(12)	Represents 82,091 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Record Date held directly by Franklyn G. Prendergast, M.D., Ph.D.
(13)	Represents (i) 82,091 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Record Date, (ii) 27,747 shares of our common stock held by Eric I. Richman jointly with his spouse and (iii) 8,333 shares of our common stock held directly by Eric I. Richman.
(14)	Comprised of shares beneficially owned by each of our directors, including Dr. Stephan, our President and Chief Executive Officer, and Sam Backenroth, our Chief Financial Officer, Treasurer and Secretary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the common stock and our other equity securities.

To the Company’s knowledge, based solely on our review of the copies of such reports filed with the SEC, our officers, directors and greater than 10% stockholders timely complied with these Section 16(a) filing requirements during the fiscal year ended September 30, 2019.

CHANGE OF CONTROL OF OHR PHARMACEUTICAL, INC.

On July 12, 2019, Ohr Pharmaceutical, Inc., a Delaware corporation (“Ohr”), completed a business combination (the “Merger”) with the Delaware corporation previously known as “NeuBase Therapeutics, Inc.” (“Legacy NeuBase”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated as of January 2, 2019, by and among Ohr, Ohr Acquisition Corp. (“Merger Sub”), and Legacy NeuBase, as amended by the First Amendment thereto made and entered into as of June 27, 2019 (as amended, the “Merger Agreement”). On July 12, 2019, immediately after completion of the Merger, Ohr changed its name to “NeuBase Therapeutics, Inc.” Upon completion of the Merger, our business became primarily the business conducted by Legacy NeuBase, which was the development of a modular peptide-nucleic acid antisense oligonucleotide (“PATrOL™”) platform to address genetic diseases caused by mutant proteins, with a single, cohesive approach.

Under the terms of the Merger Agreement, Ohr issued shares of common stock to Legacy NeuBase’s stockholders at an exchange rate of 1.019055643 shares of common stock for each share of Legacy NeuBase’s common stock outstanding immediately prior to the Merger (the “Exchange Ratio”). The Exchange Ratio was determined through arms’-length negotiations between Ohr and Legacy NeuBase. Ohr also assumed all of the stock options outstanding and unexercised under the Legacy NeuBase 2018 Equity Incentive Plan with such stock options henceforth representing the right to purchase a number of shares of common stock equal to the Exchange Ratio multiplied by the number of shares of Legacy NeuBase’s common stock previously represented by such options (and rounding the resulting number down to the nearest whole share) at an exercise price equal to the previous per share exercise price of such options divided by the Exchange Ratio (and rounding the resulting number up to the nearest whole cent).

Immediately after the Merger, there were approximately 15,524,219 shares of common stock outstanding. Immediately after the Merger, the former stockholders, optionholders, warrantholders and noteholders of Legacy NeuBase owned, or held rights to acquire, approximately 85% of the fully-diluted common stock of the combined company, with Ohr’s stockholders, optionholders and warrantholders immediately prior to the Merger owning, or holding rights to acquire, approximately 15% of the fully-diluted common stock of the combined company.

Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, Jason S. Slakter, M.D., June Almenoff, Orin Hirschman, Thomas Riedhammer and Hon. Michael Ferguson resigned from the Ohr board of directors and any respective committees of the board of directors to which they belonged. Following such resignations and effective as of the effective time of the Merger, Dietrich A. Stephan, Ph.D., Dov A. Goldstein, M.D., Diego Miralles, M.D., Franklyn G. Prendergast, M.D., Ph.D. and Eric I. Richman were appointed to the Board.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2021 annual meeting of stockholders (the “2021 Annual Meeting”) in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Company’s Secretary, on or before March 4, 2021. If the date of the 2021 Annual Meeting changes by more than 30 days from the first anniversary date of the Annual Meeting, then the deadline to submit a stockholder proposal will be a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a stockholder proposal by means of disclosure in a press release or in a document filed with the SEC.

Stockholders who intend to present a proposal or director nominee at the 2021 Annual Meeting without inclusion of such proposal in our proxy materials for the 2021 Annual Meeting are required to provide notice of such proposal within the time periods and in the manner set forth in our Bylaws and the Charter of the Nominating and Corporate Governance Committee, a copy of which is available on our corporate website at https://ir.neubasetherapeutics.com/corporate-governance/governance-documents. Proposals of business to be conducted at the 2021 Annual Meeting must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. However, notwithstanding any adjournment or a postponement of the 2021 Annual Meeting if notice thereof has been given or a public announcement thereof has been made, in the event that the date of the 2021 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the Annual Meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and (B) not later than the close of business on the later of (y) the 90th day prior to the 2021 Annual Meeting and (z) the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2021 Annual Meeting should be addressed to the Secretary of NeuBase Therapeutics, Inc., 700 Technology Drive, Pittsburgh, Pennsylvania 15219.

DELIVERY OF PROXY MATERIALS

In some cases, only one copy of the Notice of Internet Availability of Proxy Materials (the “Notice”), this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the “2019 Annual Report”) is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Notice, this Proxy Statement or the 2019 Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of notices of internet availability of proxy materials, proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of NeuBase Therapeutics, Inc., 700 Technology Drive, Pittsburgh, Pennsylvania 15219. Please make your request no later than July 31, 2020 to facilitate timely delivery.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of NeuBase Therapeutics, Inc., 700 Technology Drive, Pittsburgh, Pennsylvania 15219. You may also access these filings at our web site under the investor relations link at https://ir.neubasetherapeutics.com/sec-filings.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that proxies be returned promptly and that your shares are represented. Stockholders are urged to vote via the Internet (www.proxypush.com/NBSE), by telephone (1-866-206-4393) or by mail by requesting a physical full packet of proxy materials, executing and promptly returning the accompanying proxy card in the envelope enclosed with the packet of proxy materials.

The deadline to vote by telephone is 11:59 P.M., Eastern Time, on Tuesday, August 11, 2020. Unless you register by the registration statement to attend the Annual Meeting virtually, the deadline to vote by Internet is 11:59 P.M., Eastern Time, on Tuesday, August 11, 2020.

To be admitted to the Annual Meeting and vote your shares during the Annual Meeting, you must register to attend the Annual Meeting at www.proxydocs.com/NBSE by the Registration Deadline at 5:00 p.m. Eastern Time on August 10, 2020, and provide the Control Number shown on your Notice that is sent to you, the proxy card if you request physical delivery of proxy materials or the voting instruction form you receive from your brokerage firm, bank or other financial institution if you are not a stockholder of record. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be e-mailed to you.

Beneficial Holders who wish to attend the Annual Meeting virtually and vote online during the Annual Meeting must contact their Financial Institution in order to obtain a “legal proxy.” If you are a Beneficial Holder and wish to attend the Annual Meeting, follow the instructions from your Financial Institution included with these proxy materials, or contact that organization to request a form of legal proxy. Without a legal proxy, Beneficial Holders cannot vote online during the Annual Meeting.

By Order of the Board of Directors, Dietrich Stephan, Ph.D. President, Chief Executive Officer and Director July 1, 2020 Pittsburgh, Pennsylvania

EVENT # CLIENT # PROXY TABULATOR FOR NEUBASE THERAPEUTICS, INC. P.O. BOX 8016 CARY, NC 27512-9903 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxydocs.com/NBSE. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/NBSE • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 1-866-206-4393 TELEPHONE INTERNET VOTE BY: NeuBase Therapeutics, Inc. 2020 Annual Meeting of Stockholders of NeuBase Therapeutics, Inc. to be held August 12, 2020 for Holders as of June 25, 2020 This proxy is solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. 2: To ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Date: Wednesday, August 12, 2020 Time: 10:00 a.m. Eastern Time Registration and Access: Register by August 10, 2020 at 5 p.m. Eastern Time at www.proxydocs.com/NBSE and follow instructions NeuBase Therapeutics, Inc. 2020 Annual Meeting of Stockholders of NeuBase Therapeutics, Inc. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your instructions to be executed. For For For Against Abstain Directors Recommend Withhold Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR the election of the nominee for the director named below, FOR Proposal Nos. 2 and 3 and ONE YEAR for Proposal No. 4. For Call 1: To elect one Class III Director, Franklyn G. Prendergast, Ph.D., nominated by our Board of Directors, to serve until our 2023 Annual Meeting of Stockholders and until his successor is duly elected and qualified. 1.01 Franklyn G. Prendergast, Ph.D. 3: To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion within the section of the Company’s Proxy Statement entitled “Executive Compensation.” For For Against Abstain 4: To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation. One Year Abstain One Year Three Years Two Years 5: To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proxy — NEUBASE THERAPEUTICS, INC. PROXY FOR ANNUAL MEETING TO BE HELD ON AUGUST 12, 2020 This proxy is solicited on behalf of the Board of Directors The undersigned stockholder hereby appoints DIETRICH STEPHAN and SAM BACKENROTH or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his or her substitute, to represent and to vote all the shares of common stock of NeuBase Therapeutics, Inc. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held exclusively online via live audio-only webcast on August 12, 2020, at 10:00 a.m., Eastern Time, and at any adjournments thereof, subject to the directions indicated on the reverse side hereof. In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominee for director named on the reverse side, FOR Proposal Nos. 2 and 3 and ONE YEAR for Proposal No. 4. Any prior proxy is hereby revoked. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please separate carefully at the perforation and return just this portion in the envelope provided.